Exhibit 3.10

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

GERSON LEHRMAN GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Gerson Lehrman Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Gerson Lehrman Group, Inc.

SECOND: Article VIII of the Corporation’s Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

“The election of members of the Board of Directors need not be by written ballot unless the By-laws of the Corporation otherwise provide. The Board of Directors shall consist of up to two classes of directors. The Corporation shall have up to two (2) “Class II Directors,” each of whom shall be entitled to cast two (2) votes with respect to each matter brought before the Board of Directors and shall be nominated and elected in accordance with the Third Amended and Restated Stockholders Agreement by and among the Corporation and the holders of capital stock of the Corporation from time to time party thereto (as such agreement may be amended or restated from time to time, the “Stockholders Agreement”). The remainder of the members of the Board of Directors shall be “Class I Directors” each of whom shall be entitled to cast one (1) vote with respect to each matter brought before the Board of Directors and shall be nominated and elected in accordance with the Stockholders Agreement. All references in this Certificate of Incorporation or the Corporation’s By-laws to any approval of a number of the members of the Board of Directors, or other determination based on a number of members of the Board of Directors, shall be interpreted to mean an approval, or other determination, based on the number of votes each member of the Board of Directors is entitled to cast pursuant to this Article VIII.”

THIRD: The foregoing amendment was duly approved by the board of directors of the Corporation in accordance with Section 141(f) and 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment was duly approved by the stockholders of the Corporation in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Gerson Lehrman Group, Inc. has caused this Certificate to be duly executed in its corporate name this 25th day of February, 2020.

GERSON LEHRMAN GROUP, INC.

By:	/s/ J. Paul Todd
Name: J. Paul Todd
Title: Chief Executive Officer